AMENDMENT TO LEASE

THIS AMENDMENT TO LEASE (“Amendment”) is made as of August 1, 2006, by and between University Research, Incorporated, a Wisconsin non-stock corporation (hereinafter referred to as “Landlord”) and Cellular Dynamics International, Inc., a Wisconsin corporation (hereinafter referred to as “Tenant”).
RECITALS
A.On March 23, 2006, Landlord entered into a Lease Agreement (the “Lease Agreement”) with Tenant for approximately 7,998 usable square feet of space, and including Storage Rooms 6 and 3, located in and around that certain building at 515/525 Science Drive, Suites 100 and 200, Madison, Wisconsin 53711.

B.Section 1.5 (Condition of Improvements) of the Lease Agreement provided for an amendment to the Lease Agreement based on the cost of the Landlord Improvements as described in the Lease Agreement.

C.Landlord and Tenant wish to modify certain terms of the Lease Agreement.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each party, the following amendments to the Lease Agreement are hereby agreed to, effective as of the date hereof (the “Effective Date”).

1.	The Commencement Date under Section 1.2 of the Lease Agreement is hereby established as May 9, 2006.

2.	Section 2.1 of the Lease Agreement (Base Rent) is deleted in its entirety and hereby amended and restated as follows:

2.1.     Base Rent. Tenant shall pay to Landlord at its office in Madison, Wisconsin, or such other place as Landlord may designate in writing, and without any deduction or offset whatsoever, as base rent, the following amounts in advance on or before the first day of each calendar month during the Term indicated:

Term	Rent per Square Foot*	Annual Base Amount	Annual Additional Rent per Section 1.5**	Monthly Base Amount	Monthly Additional Rent	Monthly Total
5/9/2006	$15.75	$125,968.50	$36,470.88	$7,698.08	$3,039.24	$10,737.32+
6/1/2006	$15.75	$125,968.50	$36,470.88	$10,497.38	$3,039.24	$13,536.62
5/1/2007	$16.22	$129,727.56	$36,470.88	$10,810.63	$3,039.24	$13,849.87
5/1/2008	$16.71	$133,646.58	$36,470.88	$11,137.22	$3,039.24	$14,176.46
5/1/2009	$17.21	$137,645.58	$36,470.88	$11,470.47	$3,039.24	$14,509.71
5/1/2010	$17.73	$141,804.54	$36,470.88	$11,817.05	$3,039.24	$14,856.29

* The base rent listed above increases by three (3%) percent annually during the initial and any extended terms. The first such increase shall take place on May 1, 2007 and annually thereafter.
** Calculated pursuant to Section 1.5 of the Lease Agreement as shown on the attached Exhibit 1.
+ Only Monthly Base Amount for May 2006 is prorated.
If the Term of this Lease does not commence on the first day of a calendar month, the base rent for such fractional month shall be computed pro rata on the basis of thirty (30) days per month and paid to Landlord on the first day of the next succeeding calendar month along with the rent for such succeeding month.

3.	All other terms and conditions of the Lease Agreement shall remain unchanged, and are hereby ratified and confirmed.

LANDLORD:	UNIVERSITY RESEARCH PARK, INCORPORATED

	By:	/s/ Mark D. Bugher
Mark D. Bugher, Assistant Secretary/Treasurer

TENANT:	CELLULAR DYNAMICS INTERNATIONAL, INC.

	By:	/s/ David C. Sneider
David C. Sneider, Chief Business Officer

EXHIBIT I
Cellular Dynamics International
Tenant Improvement Allowance Reconciliation
July 11, 2006

Vogel Construction Total		$241,237.00	(GMP @ $248,800)
Strang Fees		28,968.77
Server Room Vent		621.00
Builders Risk Insurance		462.00
TOTAL		271,288.77
Less: URP Allowance		(119,970)
NET TOTAL$		$151,318.77

NET TOTAL (in 1,000)		$152.00
Lease Rate (per 1,000)	x	0.03
Lease Rate (per RSF)		$4.56

Rentable Square Feet (RSF)		7,998
Rate	x	$4.56

Annual Amount		$36,470.88

Monthly Amount		$3,039.24

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